Exhibit 10.32
Date

Name and
Address of Director

Re:        Notice of Award under Anheuser-Busch Companies, Inc.
2006 Restricted Stock Plan for Non-Employee Directors

Dear:

Under the terms of the Company’s 2006 Restricted Stock Plan for Non-Employee Directors, you have been awarded the following shares of Restricted Stock:

Restricted Stock Awarded	500 shares
Award Date	April 25, 2007
Vesting Schedule (dates when Restricted Stock becomes non-forfeitable and freely transferable)	167 on date of 2008 Annual Meeting 167 on date of 2009 Annual Meeting 166 on date of 2010 Annual Meeting

These shares of Restricted Stock are subject to the terms and conditions provided in the Plan. A copy of the Plan and an Information Memorandum are enclosed. Please read these documents carefully.

By signing and returning this Award Letter to me, you acknowledge and agree (i) to be bound by all of the terms, provisions and limitations of the Plan, (ii) that you appoint Mellon Investor Services, LLC as agent for the purpose of receiving the Restricted Stock awarded to you, (iii) that you direct Mellon to hold the Restricted Stock in book entry form under the terms and conditions of the Plan, (iv) that the transfer of the Restricted Stock to Mellon constitutes the legal equivalent of delivery to you, and (v) that Mellon shall be empowered to take any action necessary to retransfer to the Company any shares of forfeited Restricted Stock pursuant to the terms of the Plan.

My office will keep track of the Restricted Stock awarded to you under the Plan. As soon as practicable after the lapse of restrictions set forth in the Plan (and subject to applicable tax withholding, if any), we will send the certificates for the unrestricted shares to you.

If you need information about the shares of Restricted Stock, or if you need additional copies of the Plan, the Information Memorandum, or other documents, please contact my office at (314) 577-3314.

Very truly yours,

Acknowledged and Agreed:

Date:

Enclosures

INFORMATION MEMORANDUM	April 25, 2007

ANHEUSER-BUSCH COMPANIES

2006 Restricted Stock Plan for Non-Employee Directors

TABLE OF CONTENTS
Definitions of Terms	2
The Plan	2
General Information	2
Administration	3
Numerical Award Limits	3
Terms of Restricted Stock and Restricted Stock Units	3
Vesting of Awards	4
Effect if You Cease to be a Non-Employee Director - Forfeiture	5
Federal Income Tax Consequences	5
General	5
Parachute Payments	6
Reporting Requirements and Restrictions on Sales and Purchases	6
Additional Restrictions on Sales	7

We are providing this Information Memorandum, including any appendices, to all Non-Employee Directors who receive Awards under the Plan. This Information Memorandum helps explain what the Awards are, how they work, and what limitations and restrictions are imposed on them. The information in this Information Memorandum is only a summary, and not a complete recitation, of those provisions of the Plan which are important to you as a recipient of Awards. You should read the entire Plan to understand all of its provisions. If any of the descriptions in this Information Memorandum are inconsistent with the Plan, the provisions of the Plan are legally controlling.

Capitalized terms used in this Information Memorandum have special meanings which are important to your understanding of this document. Most definitions (or appropriate cross-references) are collected in the section captioned “Definitions of Terms” beginning at page 2.

The delivery of this Information Memorandum does not imply that the information contained in it is correct as of any time later than the date above.

DEFINITIONS OF TERMS

The following terms are important to understanding this Information Memorandum:

Acceleration Date. An Acceleration Date occurs when any of the following happens: (i) ownership by persons or groups of more than 30% of the Company’s then outstanding voting securities; (ii) certain substantial changes in the composition of the Company’s Board of Directors; and (iii) stockholder approval of certain plans of merger, consolidation, liquidation, or dissolution, or of the sale or disposition of substantially all of the Company’s assets.

Annual Meeting. Annual Meeting of Stockholders of the Company.

Annual Awards. This term is defined below in “The Plan - General Information.”

Awards. Shares of Restricted Stock or Restricted Stock Units.

Board. The Company’s Board of Directors.

Board Appointment Award. This term is defined below in “The Plan - General Information.”

Code. The U.S. Internal Revenue Code of 1986 as in effect from time to time.

Committee. The committee of directors of the Company which administers the Plan. See “The Plan—Administration” below beginning at page 3.

Company. Anheuser-Busch Companies, Inc.

Disability/Disabled. A “Disability” is the condition of being “Disabled” within the meaning of Section 422(c)(6) of the Code.

Exchange Act. The Securities Exchange Act of 1934 as in effect from time to time.

Fair Market Value. In general, the average of the highest and lowest selling prices per share of Stock reported on the New York Stock Exchange Composite Tape for any date.

IRS. Internal Revenue Service.

Non-Employee Director. An active or advisory director of the Company who is not an employee of the Company or its subsidiaries.

Plan. The Company’s 2006 Restricted Stock Plan for Non-Employee Directors.

Restricted Stock. Stock issued to a Non-Employee Director which is nontransferable and is subject to forfeiture upon the failure of the shares to Vest under the terms of the Plan.

Restricted Stock Unit. The right to receive a lump sum cash payment in an amount equal to the Fair Market Value of one share of Stock upon Vesting. The right is nontransferable and is subject to forfeiture upon the failure of the Units to Vest as set forth under the Plan.

SEC. Securities and Exchange Commission.

Securities Act. The Securities Act of 1933 as in effect from time to time.

Stock. Shares of the Company’s common stock, par value $1.00 per share.

Vest. Awards Vest when they become non-forfeitable and freely transferable.

THE PLAN

General Information

The Plan provides for the automatic, annual award of 500 shares of Restricted Stock on the date of the Annual Meeting to each Non-Employee Director then in office who is first elected or is re-elected by the stockholders of the Company at, or who continues in office after, any Annual Meeting. Also, the Board may make a discretionary award (not to exceed 500 Shares of Restricted Stock) to any person who first becomes a Non-Employee Director by Board appointment between Annual Meetings or who is first appointed an advisory director by the Board, effective on the date of appointment. Non-Employee Directors who are not employees of the Company or its subsidiaries, are the only individuals who are eligible to receive Awards.

Restricted Stock will not be awarded to a Non-Employee Director who, on the effective date of an Award, is not a stockholder and is not permitted to be a stockholder in accordance with the Company’s Bylaws. Instead (and only in such circumstances), 500 Restricted Stock Units will be automatically awarded to such directors who are first elected and subsequently reelected at an Annual Meeting and up to 500 Restricted Stock Units may be awarded to such directors who first are appointed as directors by the Board between Annual Meetings and to persons who are first appointed by the Board as advisory directors.

Awards made automatically at Annual Meetings are referred to as “Annual Awards.” Awards made at the discretion of the Board to persons appointed by the Board as Non-Employee Directors (including advisory directors) between Annual Meetings are referred to as “Board Appointment Awards.”

The purpose of the Plan is to attract and retain highly-qualified individuals who are not current employees of the Company or any of its subsidiaries to serve on the Company’s Board of Directors or as advisory directors. The award of Restricted Stock (or Restricted Stock Units if required as discussed herein), is intended to align the financial interests of the Non-Employee Directors with those of the Company’s stockholders.

The Plan has no expiration date. The Board has reserved the right to amend or terminate the Plan at any time; however, your outstanding Awards cannot be amended unilaterally by the Board. Certain substantive changes to the Plan, such as increasing the number of shares of Stock subject to Awards, or changing the numerical award limits, for example, would require the approval of the Company’s stockholders under the rules of the New York Stock Exchange.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (commonly known as ERISA), and is not a qualified pension, profit-sharing, or stock bonus plan under Section 401(a) of the Code.

Administration

The Plan is administered by the Compensation Committee of the Board. The members of the Compensation Committee are selected by the Board. The Compensation Committee members have no formal term of office, and the Board may remove members and fill vacancies on that committee. The current members of the Compensation Committee are: Vernon R. Loucks (Chairman), James J. Forese, Vilma S. Martinez, and William Porter Payne. The membership of the Compensation Committee is reported each year in the Company’s proxy statement.

The Company’s Corporate Secretary will maintain records showing the number of outstanding shares of Restricted Stock and Restricted Stock Units awarded to each Non-Employee Director along with the award dates, vesting status with respect to each Annual Award and Board Appointment Award and any other data the Corporate Secretary deems significant. Any questions about the Plan, the Awards or requests for additional copies of the Plan or this Information Memorandum should be directed to JoBeth G. Brown, Vice President and Secretary, Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118 (314-577-3314).

Numerical Award Limits

At present 100,000 shares of Stock are reserved and set aside in the Company’s treasury for issuance pursuant to Awards of Restricted Stock under the Plan. The overall limit, as well as the 500 Restricted Stock/Restricted Stock Unit per person Annual Award rate are subject to adjustment to reflect stock splits, stock dividends or similar events.

Terms of Restricted Stock and Restricted Stock Units

Restricted Stock and Restricted Stock Units are governed by the Plan. When you accept Restricted Stock (or Restricted Stock Units if applicable) you accept them subject to the terms and conditions set out in the Plan.

Restricted Stock

As a recipient of Restricted Stock, you will be subject to the following rights and restrictions:

•	You will be a stockholder of record with respect to all Restricted Stock awarded to you under the Plan.

°	You will have the right to vote such Stock at any meeting of the stockholders of the Company.

°	You will have the right to receive all dividends declared and paid with respect to such Stock.

•
You may not sell, transfer, assign, pledge or otherwise alienate or hypothecate any Restricted Stock unless and until the Restricted Stock Vests. See “Vesting of Awards” below. After the Restricted Stock Vests (i.e. the restrictions lapse) you will own the Stock without risk of forfeiture and the transfer will be restricted only to the extent required by the federal securities laws. See “Reporting Requirements and Restrictions on Sales and Purchases” on page 6 and “Additional Restrictions on Sales” on page 7.

The Company will deliver to you a Notice of Award with respect to each Award made to you. Each Notice of Award will set forth the number of shares of Restricted Stock or Restricted Stock Units (if applicable) awarded and the Vesting dates. The Notice of Award will indicate that the Restricted Stock is awarded to you in “book entry” form so you will not receive a certificate representing the Restricted Stock awarded to you.

•	By signing the Notice of Award:

°	you appoint Mellon Investor Services, LLC as your agent for:

→ receiving the Restricted Stock Awarded to you; and

→ holding the Restricted Stock in book entry form.

°	you acknowledge and agree that transfer of the Restricted Stock to Mellon Investor Services, LLC constitutes the legal equivalent of delivery to you; and

°
You empower Mellon Investor Services, LLC to take any action to retransfer any Restricted Stock that is forfeited under the terms of the Plan. See “Effect if You Cease to be a Non-Employee Director - Forfeiture” on page 5.

Restricted Stock Units

If you are awarded Restricted Stock Units in lieu of Restricted Stock (for the reasons described elsewhere in this Information Memorandum), you will not be a stockholder of the Company with respect to the Restricted Stock Units awarded to you.

•	Accordingly, you will not have the right to vote or receive dividends on the Restricted Stock Units awarded to you.

•	You will have the right to receive payment in lieu of a dividend in an amount equal to the dividend on one share of Stock for each Restricted Stock Unit at such times as dividends are paid on Stock.

•	You may not sell, transfer, assign, pledge or otherwise alienate or hypothecate any Restricted Stock Units.

See “Vesting of Awards” below.

Vesting of Awards

Restricted Stock

•	When shares of Restricted Stock “Vest,” the restrictions lapse - i.e., they become non-forfeitable and freely transferable Stock, subject only to restrictions under federal securities laws.

•
The restrictions on Restricted Stock awarded at an Annual Meeting lapse in three equal installments on the dates of the first three Annual Meetings following the Annual Meeting at which the Restricted Stock was awarded.

•	The restrictions on Restricted Stock awarded as Board Appointment Awards lapse in three equal installments on the first three anniversaries of the date of the Award.

Restricted Stock Units

•	When Restricted Stock Units Vest, they entitle you to receive a lump sum cash payment in an amount equal to the Fair Market Value of a like number of shares of Stock on the date they Vest.

•
Restricted Stock Units awarded at an Annual Meeting Vest in three equal installments on the dates of the first three Annual Meetings following the Annual Meeting at which the Restricted Stock Units were awarded.

•	The restrictions on Restricted Stock Units awarded as Board Appointment Awards lapse in three equal installments on the first three anniversaries of the date of the Award.

In order for the shares of Restricted Stock or Restricted Stock Units awarded to you to Vest incrementally as set forth above, you must remain an active or advisory director:

•	Immediately following the Annual Meeting in the year in which the portion of the Award eligible for Vesting occurs with respect to Annual Awards; and

•	On each anniversary of the date of the Award in the year in which the portion of the Award eligible for Vesting occurs, with respect to Board Appointment Awards.

However, Vesting of the Restricted Stock or Restricted Stock Units may be accelerated in the following circumstances:

•	In the event of your death or Disability while serving as an active or advisory director.

•	The occurrence of an Acceleration Date.

Effect if You Cease to Be a Non-Employee Director - Forfeiture

•	If you cease to be an active or advisory director prior to any Award becoming fully Vested, you will forfeit all such shares of Restricted Stock and Restricted Stock Units which are not then Vested.

°	The forfeited Stock automatically reverts to the Company as of the date of forfeiture.

°	You will no longer have any rights as a stockholder with respect to the forfeited Stock.

▪	You will have no right to vote the forfeited Stock.

▪	You will have no right to receive dividends on the Restricted Stock or payment in lieu of dividends on Restricted Stock Units.

FEDERAL INCOME TAX CONSEQUENCES

General

The following is merely a summary of some of the principal tax factors applicable to Restricted Shares and Restricted Stock Units. All discussions of federal income tax consequences contained in this summary are based on the law in effect at the time of its preparation. Such laws may be changed before the taxable events described in this summary actually occur. Because of the complexity, possibility of change and importance of the federal income tax laws applicable to the respective benefits offered, and because different circumstances potentially could cause different tax results, you should consult your own tax advisors to ascertain the income tax consequences to you of Restricted Shares and Restricted Stock Units. If you are not a citizen of the United States (or a resident alien), a review with your tax advisors is particularly necessary.  The Company (and its subsidiaries and affiliates) cannot guarantee that any particular tax treatment will apply or be available to you.

Restricted Stock. You generally will not recognize income for federal income tax purposes at the time Restricted Stock is awarded to you. An amount equal to the fair market value of Restricted Stock at the time the restrictions lapse generally is includible in your gross income as ordinary income for each year in which the restrictions lapse. Gain or loss realized upon disposition of Restricted Stock after the restrictions lapse will be taxed as capital gain or loss. Your basis in the shares of

Stock will equal the amount includible in your gross income when the restrictions lapse.

You may elect to include in your gross income the fair market value of the Restricted Stock on the date of the Award, provided such an election is made within thirty (30) days of that date by filing a written election statement with the IRS and submitting a copy of the election statement to the Company. This election is called a “Section 83(b) Election.”

If you receive dividends prior to the time restrictions lapse on Restricted Stock for which you have not made a Section 83(b) Election, the dividends received will be taxable to you as ordinary income, rather than as dividend income.

The Company will be entitled to a federal income tax deduction equal to the amount of ordinary income you recognize with respect to Restricted Stock.

Restricted Stock Units. You will not recognize income for federal income tax purposes at the time Restricted Stock Units are awarded to you. An amount equal to the amount of cash received at the time you receive payment, whether upon vesting or as a dividend equivalent, will be ordinary income to you. The Company will be entitled to a federal income tax deduction equal to the amount of income you recognize with respect to Restricted Stock Units.

Parachute Payments

Payments of compensation to certain shareholders or highly compensated individuals which are contingent on a change of ownership or effective control of a corporation (a “Change In Control”) constitute “parachute payments” within the meaning of Section 280G of the Code in their entirety if they exceed 300% of the individual’s base amount, which is the individual’s average annual compensation during a prescribed period, subject to certain exceptions not here relevant. The result of classification of payments as parachute payments is (i) to subject the recipient to a nondeductible excise tax equal to 20% of the excess of the amount treated as parachute payments over 100% of the base amount and (ii) to render such excess parachute payments nondeductible by the Company.

An event causing an Acceleration Date will cause the acceleration of the lapse of restrictions on Restricted Stock and of the time of payment with respect to Restricted Stock Units. Many of the events causing an Acceleration Date to occur would constitute a Change In Control for purposes of the parachute payment provisions. Acceleration upon a Change In Control will constitute a “payment” contingent on a Change In Control, triggering the 20% excise tax and making the payment non-deductible for the Company to the extent the payment is an excess payment.

A fraction (as determined under IRS regulations) of the value of the Restricted Stock or Restricted Stock Units which Vests upon a Change In Control would be treated as contingent on the Change In Control. Restricted Stock or Restricted Stock Units on which the restrictions have already lapsed on the date of a Change In Control do not come within the parachute payment provisions.

REPORTING REQUIREMENTS AND
RESTRICTIONS ON SALES AND PURCHASES

General

The Exchange Act requires all directors of the Company to file reports with the SEC of any changes in their beneficial ownership of Stock, including acquisition of Restricted Stock and Restricted Stock Units under this Plan. Under the Exchange Act, you generally are liable to the Company for so-called “short-swing” profits resulting from any purchase and sale, or sale and purchase, of Stock within any period of less than six months. If certain requirements are met, an SEC rule provides an exemption from short-swing profit liability for many actions involving Awards as discussed below.

Restricted Stock

SEC rules currently provide that Awards of Restricted Stock are treated as exempt acquisitions. The lapsing of restrictions is a non-event. Forfeitures are treated as exempt dispositions. A sale of Stock after the restrictions lapse, however, would not be exempt from the short-swing profit liability provisions of the Exchange Act and therefore could be matched against any non-exempt purchase occurring six months before or after the sale.

Restricted Stock Units

The Award of Restricted Stock Units is an exempt acquisition and the lapsing of restrictions or the Vesting of the units is also exempt from the short-swing profit liability provisions of the Exchange Act. The forfeiture of Restricted Stock Units is an exempt disposition.

ADDITIONAL RESTRICTIONS ON SALES

The Securities Act imposes certain restrictions on the sale of any securities of the Company acquired by persons who are “affiliates” of the Company. Generally, directors are considered affiliates of the Company. Thus, you will have to register with the SEC any Stock acquired under this Plan which you intend to sell after the restrictions have lapsed, unless an exemption from registration is applicable. Ordinarily, an exemption will be available upon fulfillment of the conditions of Rule 144 under the Securities Act which include filing a Form 144 with the SEC prior to the sale.

Certain other legal restrictions on the sale of Stock are imposed on you under the Exchange Act. See “Reporting Requirements and Restrictions on Sales and Purchases” on page 6.